Exhibit 99.1
Houston, Texas
February 3, 2015

FOR IMMEDIATE RELEASE - EARNINGS

HOUSTON, February 3, 2015 -- Atwood Oceanics, Inc. (NYSE: ATW) ("Company"), announced today that it had earned net income of $46.2 million or $0.71 per diluted share, on revenues of $351.7 million for the quarter ended December 31, 2014 compared to net income of $112.2 million or $1.72 per diluted share on revenues of $323.4 million for the quarter ended September 30, 2014 and compared to net income of $83.4 million or $1.28 per diluted share, on revenues of $284.7 million for the quarter ended December 31, 2013.

The Company recorded a non-cash impairment charge of approximately $60.8 million ($56.1 million, net of tax, or $0.86 per diluted share) related to the Atwood Hunter. In addition, during December 2014, the Company recorded a loss of approximately $8.0 million ($7.1 million, net of tax, or $0.11 per diluted share) for the sale of the Atwood Southern Cross and a loss of $1.8 million on the sale of other equipment.

	For the Three Months Ended
	(Unaudited)
(In thousands, except per share amounts)	December 31, 2014	September 30, 2014	December 31, 2013
Revenues	$351,726	$323,373	$284,706
Income before Income Taxes	55,340	126,385	94,260
Provision for Income Taxes	(9,122)	(14,185)	(10,863)
Net Income	$46,218	$112,200	$83,397

Earnings per Common Share -
Basic	$0.72	$1.74	$1.30
Diluted	$0.71	$1.72	$1.28

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(In thousands, except per share amounts)	2014	2013
REVENUES:
Contract drilling	$336,761	$273,557
Revenues related to reimbursable expenses	14,965	11,149
Total revenues	351,726	284,706

COSTS AND EXPENSES:
Contract drilling	136,465	123,162
Reimbursable expenses	11,907	8,414
Depreciation	44,575	32,544
General and administrative	17,409	19,822
Asset impairment	60,777	—
(Gain) loss on sale of equipment	9,806	(1,637)
	280,939	182,305

OPERATING INCOME	$70,787	$102,401

OTHER INCOME (EXPENSE):
Interest expense, net of capitalized interest	(15,504)	(8,211)
Interest income	57	70
	(15,447)	(8,141)

INCOME BEFORE INCOME TAXES	55,340	94,260
PROVISION FOR INCOME TAXES	9,122	10,863
NET INCOME	$46,218	$83,397

EARNINGS PER COMMON SHARE:
Basic	$0.72	$1.30
Diluted	$0.71	$1.28
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	64,405	64,112
Diluted	65,015	65,026

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED ANALYSIS OF REVENUES AND DRILLING COSTS

	REVENUES
	Three Months Ended
(In millions)	December 31, 2014	September 30, 2014	December 31, 2013
Ultra-Deepwater	$167	$137	$87
Deepwater	98	92	108
Jackups	72	76	79
Reimbursable	15	18	11
	$352	$323	$285

	DRILLING COSTS
	Three Months Ended
(In millions)	December 31, 2014	September 30, 2014	December 31, 2013
Ultra-Deepwater	$63	$42	$35
Deepwater	41	43	49
Jackups	31	30	37
Reimbursable	12	15	8
Other	1	3	3
	$148	$133	$132

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)	December 31, 2014	September 30, 2014
	(Unaudited)
ASSETS
Cash	$121,803	$80,080
Accounts receivable	214,719	242,684
Income tax receivable	6,977	6,260
Inventories of materials and supplies	126,242	132,368
Prepaid expenses, deferred costs and other current assets	31,103	36,415
Total current assets	500,844	497,807

Property and equipment, net	4,013,173	3,967,028

Other receivables	11,831	11,831
Deferred income taxes	278	589
Deferred costs and other assets	23,905	29,973
Total assets	$4,550,031	$4,507,228

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$81,887	$94,315
Accrued liabilities	18,012	19,158
Dividends payable	16,090	16,090
Short-term debt	5,954	11,885
Interest payable	19,426	8,099
Income tax payable	12,901	14,234
Deferred credits and other liabilities	4,763	3,596
Total current liabilities	159,033	167,377

Long-term debt	1,741,834	1,742,122
Deferred income taxes	1,022	783
Deferred credits	4,036	4,100
Other	36,531	37,322
Total long-term liabilities	1,783,423	1,784,327

Commitments and contingencies

Preferred stock, no par value, 1,000 shares authorized, none outstanding	—	—
Common stock, $1.00 par value, 180,000 shares authorized with 64,551 issued and outstanding at December 31, 2014 and 180,000 shares authorized and 64,362 shares issued and outstanding at September 30, 2014	64,551	64,362
Paid-in capital	206,083	201,464
Retained earnings	2,332,355	2,286,137
Accumulated other comprehensive income (loss)	4,586	3,561
Total shareholders' equity	2,607,575	2,555,524
Total liabilities and shareholders' equity	$4,550,031	$4,507,228

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH

	Three Months Ended December 31,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$46,218	$83,397
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	44,575	32,544
Amortization	2,504	1,172
Provision for doubtful accounts and inventory obsolescence	—	430
Deferred income tax provision (benefit)	(3,380)	196
Share-based compensation expense	4,024	3,354
Asset impairment	60,777	—
(Gain) loss on sale of assets	9,806	(1,637)
Changes in assets and liabilities:
Accounts receivable	27,965	26,868
Income tax receivable	(717)	(859)
Inventories of materials and supplies	(6,771)	10,842
Prepaid expenses, deferred costs and other current assets	5,095	6,458
Deferred costs and other assets	62	(8,165)
Accounts payable	(14,248)	(13,556)
Accrued liabilities	14,866	11,223
Income tax payable	(1,333)	(3,767)
Deferred credits and other liabilities	5,263	9,695
Net cash provided by operating activities	194,706	158,195

Cash flows from investing activities:
Capital expenditures	(149,042)	(462,620)
Proceeds from sale of assets	1,348	13,277
Net cash used in investing activities	(147,694)	(449,343)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	340,000
Repayments on short-term debt, net	(5,931)	(6,046)
Proceeds from exercise of stock options	784	823
Debt issuance costs paid	(142)	(72)
Net cash (used) provided by financing activities	(5,289)	334,705
Net increase in cash and cash equivalents	41,723	43,557
Cash and cash equivalents, at beginning of period	80,080	88,770
Cash and cash equivalents, at end of period	$121,803	$132,327

Non-cash activities:
Decrease in accrued liabilities relate to capital expenditures	$(4,525)	$(11,092)

Atwood Oceanics, Inc. is a leading offshore drilling company engaged in the drilling and completion of exploration and development wells for the global oil and gas industry. The Company currently owns 12 mobile offshore drilling units and is constructing two ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

As part of our ongoing commitment to our shareholders, Atwood Oceanics uses a variety of Social Networks sites to disseminate company information. For a full list of the official Social Media pages for Atwood Oceanics, please visit the Social Media Disclaimer page of our IR site at: http://ir.atwd.com/GenPage.aspx?IID=4010374&GKP=210376.

Conference Call

The Company has scheduled a conference call and webcast related to its first quarter 2015 results on Wednesday, February 4, 2015, at 10:00 a.m. U.S. Central Standard Time. Interested parties are invited to listen to the call by dialing 1-877-876-9177, or internationally 1-785-484-1666, Conference ID - Atwood. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company's Web site.

A replay of the conference call will be available on the Company's Web site following the end of the live call.

Contact: Mark L. Mey
(281) 749-7902